Exhibit 10.1

FEDERAL HOME LOAN BANK OF DALLAS
Long-Term Incentive Plan
2016 Plan Document

Overview

The Federal Home Loan Bank of Dallas (Bank) has established a 2016 Long-Term Incentive Compensation Plan (LTIP) which is designed to retain and motivate certain employees and reward them for maintaining the Bank’s safety and soundness and achieving certain growth objectives during the three-year period from 2016 through 2018.

Incentive payout opportunities are tied to the Bank’s achievement of specified safety and soundness goals as well as growth objectives that are important to the Bank. The LTIP objectives represent goals that will improve the longer-term well being of the Bank.

The Board recognizes that by creating incentives based on safety and soundness (with additional incentive opportunities tied to growth objectives), the Bank will be a stronger cooperative that thrives from increased usage of Bank offerings by the members while at the same time ensuring the Bank maintains a low risk profile.

Effective Date and Plan Period

The Effective Date of the Plan is January 1, 2016. The 2016 LTIP covers the three-year period from 2016 through 2018.

Eligibility / Participation in the Plan

The Board of Directors approved the Bank’s 2015 executive officers as participants in the 2016 LTIP on December 3, 2015 based on a recommendation from its Compensation and Human Resources Committee. The Bank’s Corporate Secretary has and will maintain the official list of participants. Any participant may be removed as an active participant by the Board effective as of any date.

LTIP Awards

The maximum awards that can be earned by the executive officers under the 2016 LTIP are equal to 30 percent of plan salary for the Bank’s President/CEO and 21.875 percent of plan salary for all other executive officers, subject to the exception described below. These percentages are derived by multiplying the executives’ maximum potential award percentages (60 percent and 43.75 percent, respectively) by 50 percent. The other 50 percent of the executive officers’ 2018 incentive opportunity will be derived from his or her participation in the annual Corporate Variable Pay Program for that year, as the results of the executives’ participation in that plan will also be based upon the same maximum potential award percentages multiplied by 50 percent. Plan salary for purposes of the LTIP is defined as the participant’s average annual base salary during the three-year plan cycle.

For each safety and soundness goal, the percentage achievement can be 0 percent (if the threshold goal is not met), 60 percent (if results are equal to the threshold goal, 80 percent (if results are equal to the target goal) or 100 percent (if results are equal to or greater than the stretch goal). The results for each safety and soundness goal are multiplied by the assigned percentage weight to determine its contribution to the overall 2016 LTIP goal achievement. Each participant’s 2016 LTIP award (before additional incentives, if any) is computed by multiplying the participant’s plan salary by his or her maximum award percentage (i.e., 30 percent or 21.875 percent) and then multiplying the result by the overall goal achievement percentage. Goal achievement levels relating to the safety and soundness goals, both for each individual objective and for the overall goal achievement, between threshold and target, and between target and stretch will be interpolated in a consistent manner as determined by the Compensation and Human Resources Committee of the Bank’s Board of Directors.

If the Bank’s overall goal achievement level relating to the LTIP’s safety and soundness goals is at least 60 percent (threshold achievement), then the LTIP participants are eligible to earn additional incentives up to 15 percent of their plan salary based on the achievement of specified growth objectives. These incentives are calculated apart from, and are added to, the incentives relating to the achievement of the safety and soundness goals in the determination of the total 2016 LTIP awards.

Unless payment of a final award under this plan has been properly designated in advance to be deferred by a participant, a final award will be paid in a single sum cash payment no later than March 15, 2019.

Modifications of LTIP Awards

Final awards for any or all participants may be modified up or down at the Board’s discretion to account for performance that is not captured in the incentive goals. Among other reasons, the Board of Directors may exercise its discretion to reduce the amount of LTIP awards for one or more participants if:

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(i)
operational errors or omissions result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (FHFA), or data used to determine incentive award payment amounts;

(ii)	the submission of information to the SEC, the Office of Finance, and/or the FHFA has not been provided in a timely manner during the Plan year; or

(iii)
the Bank fails to make sufficient progress, as determined by the FHFA and communicated to Bank management and/or the Board of Directors by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management’s attention.

(iv)
a participant is determined by the Board to have committed a violation of the Bank’s Code of Conduct or similar policy that is sufficiently significant to warrant a reduction or forfeiture of the participant’s award.

Award Vesting

Awards become vested only upon final approval of the awards by the Bank’s Board of Directors following the end of the LTIP plan cycle.

Incentive Goals

The safety and soundness goals for the 2016 LTIP are set forth in Appendix A. The specific growth objectives for the 2016 LTIP are set forth in Appendix B.

Effect of Termination of Service

In general, if a participant incurs a termination of service for any reason, then any portion of an award under the LTIP which has not become vested as of the date of Termination of Service will be forfeited, effective as of the date of such termination.

Additional Information Contact: For more information regarding the Long Term Incentive Program, please contact Human Resources.

(Approved by the Board of Directors on
December 3, 2015 and effective January 1, 2016.)

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